Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Jennifer Gilligan
Senior Vice President, Finance & Investor Relations
(212) 549-1306

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS SECOND QUARTER 2020 RESULTS
-- Diluted EPS of $2.05; Adjusted Diluted EPS of $2.40 --

ST. LOUIS, MISSOURI (July 28, 2020) -- Centene Corporation (NYSE: CNC) announced today its financial results for the second quarter ended June 30, 2020, reporting diluted earnings per share (EPS) of $2.05 and Adjusted Diluted EPS of $2.40.

In summary, the 2020 second quarter results were as follows:

Total revenues (in millions)	$27,712
Health benefits ratio	82.1%
SG&A expense ratio	8.8%
Adjusted SG&A expense ratio (1)	8.5%
GAAP diluted EPS	$2.05
Adjusted Diluted EPS (1)	$2.40
Total cash flow provided by operations (in millions)	$3,714

(1) A full reconciliation of the Adjusted SG&A expense ratio and Adjusted Diluted EPS are shown on pages six and seven of this release.

The 2020 second quarter results benefited from lower medical utilization as a result of the COVID-19 pandemic.

“I am pleased with our solid second quarter performance, which came in line with our expectations. Our performance underscores the impact of shelter in place policies on our diversified platform in addition to our team’s solid execution in what continues to be a challenging operating landscape," said Michael F. Neidorff, Chairman, President and Chief Executive Officer of Centene.

“Looking ahead, while we expect the national economic trajectory to remain choppy as we move through the second half of the year, we believe that the return of utilization by our members seeking treatments will be regionally driven. We continue to provide the highest quality of care to our members during this critical time and are well-positioned to respond quickly to evolving dynamics as we execute on our growth strategy. We are further supported by the strength of our balance sheet and solid financial position.”

Second Quarter Highlights

•	June 30, 2020 managed care membership of 24.6 million, an increase of 9.6 million members, or 64%, over June 30, 2019.

•	Total revenues of $27.7 billion for the second quarter of 2020, representing 51% growth compared to the second quarter of 2019.

•	Health benefits ratio (HBR) of 82.1% for the second quarter of 2020, compared to 86.7% in the second quarter of 2019.

•	Selling, general and administrative (SG&A) expense ratio of 8.8% for the second quarter of 2020, compared to 9.1% for the second quarter of 2019.

•	Adjusted SG&A expense ratio of 8.5% for the second quarter of 2020, compared to 9.0% for the second quarter of 2019.

•	Diluted EPS for the second quarter of 2020 of $2.05, compared to $1.18 for the second quarter of 2019.

•	Adjusted Diluted EPS for the second quarter of 2020 of $2.40, compared to $1.34 for the second quarter of 2019.

•	Operating cash flow of $3.7 billion for the second quarter 2020, representing 3.1x net earnings.

Other Events

•
In July 2020, Centene announced that it will establish an East Coast headquarters in Charlotte, North Carolina. The Company expects to begin construction on the new campus in August and plans to create 3,200 new jobs, with eventual accommodations for up to 6,000 employees, and invest $1 billion in the Charlotte community over time.

•
In July 2020, Centene's subsidiary, Meridian Health Plan of Illinois, Inc. (Meridian), began serving Medicaid members in Cook County, Illinois as a result of a Member Transfer Agreement under which Meridian was assigned 100% of NextLevel Health Partners, Inc.'s approximately 54,000 members who access benefits from the Illinois Department of Healthcare and Family Services' HealthChoice Illinois Program.

•	In July 2020, Centene's subsidiary, Centurion, commenced a two-year contract with the Kansas Department of Administration to provide healthcare services in the Department of Corrections’ facilities.

•
In June 2020, Centene's subsidiary, WellCare of Kentucky, was selected by the state of Kentucky to continue serving the Commonwealth's Medicaid managed care program statewide. The new four-year contract is anticipated to begin on January 1, 2021 running through December 31, 2024 with the option for six, two-year renewal extensions.

Accreditations & Awards

•	In July 2020, for the third consecutive year, Centene was recognized with a 100 percent score on the Disability Equality Index (DEI) as one of the Best Places to Work for People with Disabilities.

•	In July 2020, Forbes announced Centene's position of #14 on its Corporate Responders list, which assesses how well the 100 largest publicly-held companies in the U.S. have responded to COVID-19.

•	In June 2020, Centene's subsidiary, Envolve Dental, earned Accreditation from the National Committee for Quality Assurance (NCQA).

•	In May 2020, FORTUNE announced Centene's position of #42 in its annual ranking of America's largest companies based on 2019 revenue.

•	In April 2020, several Centene health plans earned Accreditation from NCQA, including Ambetter from Arkansas Health and Wellness, Sunflower Health Plan and QualChoice Health Insurance.

COVID-19 Pandemic

Beginning in March 2020, Centene announced a series of actions in support of various populations impacted by the COVID-19 pandemic. A detailed list of specific actions taken by the Company in response to the pandemic is shown on page 15 of this release.

Membership

The following table sets forth our membership by line of business:

	June 30,
	2020	2019
Medicaid:
TANF, CHIP & Foster Care	10,894,200	7,388,700
ABD & LTSS	1,496,000	997,900
Behavioral Health	173,900	68,800
Total Medicaid	12,564,100	8,455,400
Medicare PDP	4,443,100	—
Commercial	2,763,300	2,449,400
Medicare (1)	996,100	398,500
International	600,400	463,100
Correctional	166,000	153,900
Total at-risk membership	21,533,000	11,920,300
TRICARE eligibles	2,864,700	2,855,800
Non-risk membership	223,300	228,100
Total	24,621,000	15,004,200

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	June 30,
	2020	2019
Dual-eligible (2)	969,700	600,800
Health Insurance Marketplace	2,245,600	1,910,700
Medicaid Expansion	1,931,600	1,290,200

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended June 30,
	2020	2019	% Change
Medicaid	$18,129	$12,119	50%
Commercial	4,136	3,872	7%
Medicare (3)	3,538	1,465	142%
Medicare PDP	674	—	n.m.
Other	1,235	900	37%
Total Revenues	$27,712	$18,356	51%

(3) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.
n.m.: not meaningful

Statement of Operations: Three Months Ended June 30, 2020

•
For the second quarter of 2020, total revenues increased 51% to $27.7 billion from $18.4 billion in the comparable period in 2019. The increase over the prior year was due to the acquisition of WellCare, growth in the Health Insurance Marketplace business, expansions, new programs and growth in many of our states, particularly Iowa and Pennsylvania, and the reinstatement of the health insurer fee in 2020, partially offset by the divestiture of our Illinois health plan.

•
HBR of 82.1% for the second quarter of 2020 represents a decrease from 86.7% in the comparable period in 2019. The substantial decrease was attributable to lower medical utilization due to the COVID-19 pandemic, partially offset by the Health Insurance Marketplace business, where margins continue to normalize.

•
The SG&A expense ratio was 8.8% for the second quarter of 2020, compared to 9.1% in the second quarter of 2019. The decrease to the SG&A expense ratio was driven by the addition of the WellCare business, which operates at a lower SG&A ratio, and the leveraging of expenses over higher revenues. The decrease was partially offset by higher acquisition related expenses due to the recent closing of the WellCare acquisition and additional support provided to our Health Insurance Marketplace members through the extension of grace periods for member premiums for those impacted by the COVID-19 pandemic.

•
The Adjusted SG&A expense ratio was 8.5% for the second quarter of 2020, compared to 9.0% in the second quarter of 2019. The Adjusted SG&A expense ratio benefited from the addition of the WellCare business, which operates at a lower SG&A ratio, and the leveraging of expenses over higher revenues. The decrease was partially offset by additional support provided to our Health Insurance Marketplace members through the extension of grace periods for member premiums for those impacted by the COVID-19 pandemic.

•
The effective tax rate was 38.2% for the second quarter of 2020, compared to 25.7% in the second quarter of 2019. The increase in the effective tax rate was driven by the reinstatement of the health insurer fee in 2020. For the second quarter of 2020, our effective tax rate on adjusted earnings was 36.1%.

Balance Sheet

At June 30, 2020, the Company had cash, investments and restricted deposits of $25.6 billion and maintained $1.1 billion of cash and cash equivalents held by unregulated entities. Medical claims liabilities totaled $11.4 billion. Total debt was $16.8 billion, which included $89 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 39.7% at June 30, 2020, excluding $217 million of non-recourse debt. Our debt to capital ratio would have been 38.1% at June 30, 2020, when netting unregulated cash and cash equivalents with debt, and excluding non-recourse debt.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2020(1)	47
Impact of the COVID-19 Pandemic	4
Days in claims payable, June 30, 2020	51

(1) A pro-forma adjustment has been made to medical costs to include a full quarter of WellCare medical costs. Using actual medical costs, days in claims payable was 51.

The Company’s days in claims payable was 51 days, an increase of four days over the pro-forma first quarter of 2020. The increase in days in claims payable is due to lower medical expense in April and May as a result of shelter-in-place orders resulting from COVID-19. A significant portion of the quarter end Medical Claims Liability includes June dates of service where claims were near normalized levels.

Outlook

The Company's annual guidance for 2020 is as follows:

	Full Year 2020
	Low	High
Total revenues (in billions)	$109.0	$111.4
GAAP diluted EPS	$3.04	$3.18
Adjusted Diluted EPS (1)	$4.76	$4.96
Diluted shares outstanding (in millions)	577.9	580.9

(1)
Adjusted Diluted EPS excludes estimated amortization of acquired intangible assets of $0.98 to $1.00 per diluted share, acquisition related expenses of $0.67 to $0.71 per diluted share, the gain on the sale of the Illinois health plan of approximately $0.10 per diluted share, debt extinguishment costs of approximately $0.07 per diluted share, and non-cash asset impairment of $0.10 per diluted share.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 28, 2020, at approximately 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2020. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 0580014 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 27, 2021, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, August 4, 2020, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10145373.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net earnings attributable to Centene	$1,206	$495	$1,252	$1,017
Amortization of acquired intangible assets	197	64	363	129
Acquisition related expenses	71	23	384	41
Other adjustments (1)	(11)	—	12	—
Income tax effects of adjustments (2)	(53)	(21)	(125)	(41)
Adjusted net earnings	$1,410	$561	$1,886	$1,146

(1)
Other adjustments for the three months ended June 30, 2020 include an adjustment to the gain related to the divestiture of certain products of our Illinois health plan of $11 million, or $0.00 per diluted share, net of income tax expense $0.02. Other adjustments include the following adjustments for the six months ended June 30, 2020: (a) divestiture gain of $104 million, or $0.11 per diluted share, (b) non-cash impairment of $72 million, or $0.10 per diluted share, and (c) debt extinguishment costs of $44 million, or $0.06 per diluted share.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2020
	2020	2019	2020	2019
GAAP diluted EPS attributable to Centene	$2.05	$1.18	$2.20	$2.42	$3.04 - $3.18
Amortization of acquired intangible assets (3)	0.25	0.12	0.48	0.24	$0.98 - $1.00
Acquisition related expenses (4)	0.10	0.04	0.58	0.07	$0.67 - $0.71
Other adjustments (5)	—	—	0.05	—	$0.07
Adjusted Diluted EPS	$2.40	$1.34	$3.31	$2.73	$4.76 - $4.96

(3)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.09 and $0.04 for the three months ended June 30, 2020 and 2019, respectively, and $0.16 and $0.07 for the six months ended June 30, 2020 and 2019, respectively, and an estimated $0.30 to $0.32 for the year ended December 31, 2020.

(4)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.01 for the three months ended June 30, 2020 and 2019, respectively, and $0.09 and $0.03 for the six months ended June 30, 2020 and 2019, respectively, and an estimated $0.11 to $0.12 for the year ended December 31, 2020.

(5)	Other adjustments include the following items:
(1) gain related to the divestiture of certain products of the Company's Illinois health plan of $0.11 per diluted share, net of income tax expense of $0.08 for the six months ended June 30, 2020, and an estimated $0.10 per diluted share, net of income tax expense of $0.08 for the year ended December 31, 2020;
(2) non-cash impairment of our third party-care management software system of $0.10 per diluted share, net of an income tax benefit of $0.03 for the six months ended June 30, 2020, and an estimated $0.10 per diluted share, net of an income tax benefit of $0.03 for the year ended December 31, 2020; and
(3) debt extinguishment costs of $0.06 per diluted share, net of an income tax benefit of $0.02 for the six months ended June 30, 2020, and an estimated $0.07 per diluted share, net of an income tax benefit of $0.02 for the year ended December 31, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP SG&A expenses	$2,255	$1,574	$4,639	$3,183
Acquisition related expenses	70	21	365	38
Adjusted SG&A expenses	$2,185	$1,553	$4,274	$3,145

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•	Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•	SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•	Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses.

•	Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•
Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•	Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•	Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•	Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•
Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•	Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms referenced in this press release and other Company filings are defined as follows:

•
State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•
Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 50 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our recently completed acquisition (the WellCare Acquisition) of WellCare Health Plans, Inc. (WellCare), other recent and future acquisitions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations, which is unknown, and the response by governments and other third parties; uncertainty as to our expected financial performance during the period of integration of the WellCare Acquisition; the possibility that the expected synergies and value creation from the WellCare Acquisition will not be realized, or will not be realized within the expected time period; the risk that unexpected costs will be incurred in connection with the integration of the WellCare Acquisition or that the integration of WellCare will be more difficult or time consuming than expected; unexpected costs, charges or expenses resulting from the WellCare Acquisition; the inability to retain key personnel; disruption from the integration of the WellCare Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that we may not be able to effectively manage our expanded operations; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act (ACA) and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the ACA and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome in “Texas v. United States of America” regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on the Health Insurance Marketplaces and other commercial and Medicare products; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; disruption caused by significant completed and pending acquisitions, including, among others, the WellCare Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$12,798	$12,123
Premium and trade receivables	10,339	6,247
Short-term investments	1,558	863
Other current assets	2,127	1,090
Total current assets	26,822	20,323
Long-term investments	10,231	7,717
Restricted deposits	1,050	658
Property, software and equipment, net	2,544	2,121
Goodwill	17,434	6,863
Intangible assets, net	8,702	2,063
Other long-term assets	1,564	1,249
Total assets	$68,347	$40,994
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$11,418	$7,473
Accounts payable and accrued expenses	8,704	4,164
Return of premium payable	1,242	824
Unearned revenue	448	383
Current portion of long-term debt	106	88
Total current liabilities	21,918	12,932
Long-term debt	16,708	13,638
Other long-term liabilities	4,516	1,732
Total liabilities	43,142	28,302
Commitments and contingencies
Redeemable noncontrolling interests	33	33
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 595,160 issued and 579,345 outstanding at June 30, 2020, and 421,508 issued and 415,048 outstanding at December 31, 2019	—	—
Additional paid-in capital	19,333	7,647
Accumulated other comprehensive earnings	245	134
Retained earnings	6,236	4,984
Treasury stock, at cost (15,815 and 6,460 shares, respectively)	(758)	(214)
Total Centene stockholders' equity	25,056	12,551
Noncontrolling interest	116	108
Total stockholders' equity	25,172	12,659
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$68,347	$40,994

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Premium	$24,745	$16,554	$47,959	$32,757
Service	979	745	1,937	1,380
Premium and service revenues	25,724	17,299	49,896	34,137
Premium tax and health insurer fee	1,988	1,057	3,841	2,663
Total revenues	27,712	18,356	53,737	36,800
Expenses:
Medical costs	20,307	14,354	40,727	28,236
Cost of services	833	615	1,658	1,159
Selling, general and administrative expenses	2,255	1,574	4,639	3,183
Amortization of acquired intangible assets	197	64	363	129
Premium tax expense	1,723	1,106	3,348	2,765
Health insurer fee expense	379	—	724	—
Impairment	—	—	72	—
Total operating expenses	25,694	17,713	51,531	35,472
Earnings from operations	2,018	643	2,206	1,328
Other income (expense):
Investment and other income	113	120	280	219
Debt extinguishment costs	—	—	(44)	—
Interest expense	(187)	(101)	(367)	(200)
Earnings from operations, before income tax expense	1,944	662	2,075	1,347
Income tax expense	742	170	827	336
Net earnings	1,202	492	1,248	1,011
Loss attributable to noncontrolling interests	4	3	4	6
Net earnings attributable to Centene Corporation	$1,206	$495	$1,252	$1,017

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$2.08	$1.20	$2.23	$2.46
Diluted earnings per common share	$2.05	$1.18	$2.20	$2.42

Weighted average number of common shares outstanding:
Basic	579,189	413,370	561,623	413,144
Diluted	587,498	419,671	569,559	419,707

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$1,248	$1,011
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	618	313
Stock compensation expense	164	72
Impairment	72	—
Loss on debt extinguishment	44	—
Deferred income taxes	17	(10)
Gain on divestiture	(104)	—
Other adjustments, net	2	—
Changes in assets and liabilities
Premium and trade receivables	(1,159)	234
Other assets	202	(47)
Medical claims liabilities	146	558
Unearned revenue	(127)	(138)
Accounts payable and accrued expenses	1,309	(616)
Other long-term liabilities	1,028	869
Other operating activities, net	14	(13)
Net cash provided by operating activities	3,474	2,233
Cash flows from investing activities:
Capital expenditures	(412)	(336)
Purchases of investments	(1,849)	(1,280)
Sales and maturities of investments	1,768	719
Acquisitions, net of cash acquired	(3,000)	(32)
Divestiture proceeds, net of divested cash	466	—
Other investing activities, net	(5)	—
Net cash used in investing activities	(3,032)	(929)
Cash flows from financing activities:
Proceeds from long-term debt	2,630	5,617
Payments of long-term debt	(1,598)	(5,353)
Common stock repurchases	(561)	(37)
Payments for debt extinguishment	(21)	—
Debt issuance costs	(93)	—
Other financing activities, net	22	9
Net cash provided by financing activities	379	236
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3	2
Net increase in cash, cash equivalents and restricted cash and cash equivalents	824	1,542
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	12,131	5,350
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$12,955	$6,892
Supplemental disclosures of cash flow information:
Interest paid	$360	$132
Income taxes paid	$75	$381
Equity issued in connection with acquisitions	$11,526	$—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	June 30,
	2020	2019
Cash and cash equivalents	$12,798	$6,875
Restricted cash and cash equivalents, included in restricted deposits	157	17
Total cash, cash equivalents, and restricted cash and cash equivalents	$12,955	$6,892

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2020	2020	2019	2019	2019

Medicaid:
TANF, CHIP & Foster Care	10,894,200	10,259,700	7,528,700	7,623,400	7,388,700
ABD & LTSS	1,496,000	1,410,100	1,043,500	1,045,700	997,900
Behavioral Health	173,900	158,000	66,500	73,300	68,800
Total Medicaid	12,564,100	11,827,800	8,638,700	8,742,400	8,455,400
Medicare PDP	4,443,100	4,416,500	—	—	—
Commercial	2,763,300	2,728,200	2,331,100	2,388,500	2,449,400
Medicare (1)	996,100	976,700	404,500	404,500	398,500
International	600,400	599,900	599,800	462,400	463,100
Correctional	166,000	172,000	180,000	187,200	153,900
Total at-risk membership	21,533,000	20,721,100	12,154,100	12,185,000	11,920,300
TRICARE eligibles	2,864,700	2,864,800	2,860,700	2,860,700	2,855,800
Non-risk membership	223,300	216,200	227,000	227,800	228,100
Total	24,621,000	23,802,100	15,241,800	15,273,500	15,004,200

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	71,800	69,700	56,600	53,600	52,000

DAYS IN CLAIMS PAYABLE (2)	51	51	45	48	47
(2) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2020 was 47, reflecting adjusted medical costs to include a full quarter of WellCare operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$23,655	$19,358	$14,204	$14,734	$15,101
Unregulated	1,982	2,871	7,157	855	801
Total	$25,637	$22,229	$21,361	$15,589	$15,902

DEBT TO CAPITALIZATION	40.0%	42.2%	52.0%	36.2%	36.8%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	39.7%	41.9%	51.7%	35.6%	36.3%
(3) The non-recourse debt represents the Company's mortgage note payable ($52 million at June 30, 2020) and construction loan payable ($165 million at June 30, 2020). As of December 31, 2019, excluding non-recourse debt and the senior debt issued to fund the WellCare acquisition in advance of closing, our debt to capital was 34.3%. The non-recourse debt represents the Company's mortgage note payable ($54 million at December 31, 2019) and construction loan payable ($140 million at December 31, 2019). The WellCare related senior notes represent $6,921 million of long-term debt as of December 31, 2019.

OPERATING RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
HBR	82.1%	86.7%	84.9%	86.2%
SG&A expense ratio	8.8%	9.1%	9.3%	9.3%
Adjusted SG&A expense ratio	8.5%	9.0%	8.6%	9.2%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2019	$7,447
Less: reinsurance recoverable	19
Balance, June 30, 2019, net	7,428
Acquisitions and divestitures	3,744
Incurred related to:
Current period	71,919
Prior period	(566)
Total incurred	71,353
Paid related to:
Current period	64,761
Prior period	6,363
Total paid	71,124
Balance, June 30, 2020, net	11,401
Plus: reinsurance recoverable	17
Balance, June 30, 2020	$11,418

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $23 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2019, and prior.

Our Response to COVID-19

Demonstrating our commitment to our members and the communities we serve, employees, and providers and government partners.

Members and Communities
Waiving COVID-19 related prior authorizations and member cost sharing for related screening, testing and treatment for all Medicare, Medicaid and Marketplace members.
Delivering 50,000 gift cards, with $35 of value each, to be used to purchase essential healthcare and educational items including diapers, over-the-counter medicines, cleaning supplies and books.
Donating 1 million meals a month for 12 months to feed our neighbors in communities all over the country.
Providing grants to Area Agencies on Aging to enable grocery and meal deliveries for members with disabilities who are unable to access nutritious food.
Matching funds in partnership with workforce development boards and other safety net organizations to prepare them for a career in healthcare to support the direct care workforce and newly unemployed individuals.

Investment in new technology and supplies to improve access to quality healthcare for the incarcerated population, including expanding PPE supplies in prisons and expanding the partnership with the Concordance Academy and other charitable agencies to enhance long-term outcomes for incarcerated individuals.

Creation of Health Disparities Task Force, focused on studying the causes of healthcare disparities, recommending improvements in policies and practices and performing outreach to key leaders in impacted areas to increase education.

Waiving all cost sharing for in-network primary care, behavioral health and telehealth costs for Medicare Advantage members for the remainder of 2020.  In addition, offering our Community Connections Help Line, available to anyone in need of help beyond medical care, as well as expanded benefits including extended meal program benefits, over-the-counter (OTC) allowances, and annual wellness visit incentives to help members in need of extra support.

Formed partnership with the National Minority Quality Forum (NMQF) to study the impact of COVID on racial minorities and underserved communities.
Expanded partnership with Quartet Health to help members quickly and easily access behavioral health care.

Employees
10 additional working days of paid leave to support employees
Waiving prior authorizations and employee cost sharing for COVID-19 related screening, testing and treatment
Encouraging employees to work from home, with approximately 90% working remotely
Providing essential workers with a one-time payment of $750 in appreciation and recognition of their willingness to serve in their important office roles
Scheduling essential workers to preserve social distancing, and enhancing health and safety protocols such as daily cleaning and disinfecting for essential workers
Establishing a Medical Reserve Leave policy to support clinical staff paid leave and benefits for up to three months of volunteer COVID pandemic service
Hiring continues across the country to fill nearly 2,000 open positions

Providers and Government Partners
Expediting the rollout of FirstNet that will streamline access to affordable, high-speed wireless broadband services for primary care providers in rural and underserved communities.
Dedicating funds to the Medicaid Telehealth Partnership's efforts, which will be used to purchase equipment and provide training and technical assistance to FQHCs.
Expediting the distribution of approximately 2 million pieces of PPE including safety goggles, facemasks, hand sanitizers and disaster kits.
Extending grants to providers to assist with the upfront investment costs of new devices and equipment.
Developing a new Provider Accessibility Initiative (PAI) COVID-19 Web Series to provide timely recommendations on how providers and organizations can deliver disability-competent care during the pandemic and beyond.

In partnership with Quest Diagnostics, distributing 25,000 COVID test kits each week to FQHCs in ten states or districts across the country.
Investments in Mental Health Resources, including training and support to thousands of front-line providers, donations to local organizations with increased demand for ‘warmline’ call centers, and an investment in the National Council for Behavioral Health for a virtual training program.

Donated $500,000 to the National Domestic Violence Hotline.